Exhibit 99.1

NEW WORLD BRANDS ANNOUNCES AGREEMENT WITH

CARNIVAL CRUISE LINES

Ft. Lauderdale, Florida – October 3, 2005 - DR. SELVIN PASSEN, Chairman of New World Brands, Inc., (OTC BB-NWBD) has announced that the company shall be one of the suppliers of wine for Carnival Cruise Lines. “We are delighted that Carnival has selected to include Wallaby Creek Wines for their cruise ships,” Dr. Passen stated. “This opportunity will permit us to introduce our fine wines to the millions of passengers of Carnival Cruise Lines, the world’s largest cruise line. Carnival is renowned for offering the finest quality wines at affordable prices which, of course, is the exact market we are aiming to penetrate.” Dr. Passen confirmed that an order has already been placed. Wallaby Creek wines are made with grapes sourced from selected vineyards in the South Eastern region of Australia and are exemplified by the rich, natural fruit characters and flavor intensity.

New World Brands, through its wholly owned subsidiary International Importers, imports wine and spirits for distribution in the United States. The Company holds the exclusive right to import the wines of Wallaby Creek Wines and Vinicola L.A. Cetto, S.A. de C.V. in the United States. The Company has established arrangements for distribution of its wines, along with other products.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of New World Brands could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, a significant decrease in business from or loss of any of New World Brands’ major customers, the effectiveness of New World Brands’ planned advertising, marketing and promotional campaigns, the ability of New World Brands to contain costs, disruption in the supply chain, general economic conditions, New World Brands’ future capital needs and ability to obtain financing, changes in consumer acceptance of both new brands and newly introduced brands, ability to predict consumer preferences, anticipated trends and conditions in New World Brands’ industry, including future consolidation, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in New World Brands’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in New World Brands’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and New World Brands disclaims any intent or obligation to update the same.

CONTACT: Wendi Ellis at (954) 713-0410

SOURCE: New World Brands, Inc., Ft. Lauderdale